For the fiscal period ended (s) 6/30/99
File number 811-3623

                        Sub-Item 77-J

                          EXHIBITS

Reclassification of Capital Accounts: The Series Fund accounts for and reports distributions to shareholders in accordance with the American Institute of Certified Public
Accountants' Statement of Position 93-2:  Determination,
Disclosure, and Financial Statement Presentation of Income,
Capital Gains, and Return of Capital Distributions by
Investment Companies.  For the Six months ended June 30,
1999, the application of this statement increased
(decreased) undistributed net investment income ("UNI") and accumulated net realized gain (loss) on investments ("GL") by the following amounts:


UNI                                GL
Global
Portfolio...................................................
 .....................................  (3,790,338)
3,790,338
Natural Resources
Portfolio...................................................
 ...................      52,384
(52,384)

Net investment income, net realized gains and net assets were not affected by these reclassifications.